Exhibit 14.1

REGULATIONS ON RELATIONS

WITH EXTERNAL AUDITING

OF

TELEFÓNICA MÓVILES, S.A.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

INDEX

PRELIMINARY TITLE

Article 1. Object
Article 2. Interpretation
Article 3. Amendment
Article 4. Diffusion

TITLE I. APPOINTMENT OF THE ACCOUNTS AUDITOR

Article 5. Appointment
Article 6. Term of appointment
Article 7. Rotation of the Auditor
Article 8. Other restrictions

TITLE II. INCOMPATIBILITIES OF THE ACCOUNTS AUDITOR

Article 9. Independence of the Auditor
Article 10. Report by the Auditing and Control Commission
Article 11. Incompatibilities of the Accounts Auditor
Article 12. Term of incompatibilities
Article 13. Prior verification of the diversification of the Accounts Auditor

TITLE III. SCOPE OF THE SERVICES OF THE ACCOUNTS AUDITOR

Article 14. Accounts Auditing Services
Article 15. Prohibited services other than auditing ones
Article 16. Permitted services other than auditing ones
Article 17. Confidentiality of the information

TITLE IV. RELATIONS BETWEEN THE ACCOUNTS AUDITOR AND THE AUDITING AND CONTROL COMMISSION

Article 18. Communication and Control
Article 19. Evaluation of the System for Accounting Verification of the Accounts

TITLE V. REMUNERATION OF THE ACCOUNTS AUDITOR

Article 20. Proposal for remuneration of the Accounts Auditor
Article 21. Publicity of the Remuneration

FINAL PROVISION
ADDENDA

i

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

TELEFÓNICA MÓVILES, S.A.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

PRELIMINARY TITLE

Article 1. Object

The object of these Regulations is to determine the principles that shall regulate the relations between Telefónica Móviles, S.A. and the Accounts Auditor, as well as the requisites, incompatibilities and operation related to the Accounts Auditor.

Article 2. Interpretation

These Regulations shall be interpreted according to the legal provisions and Company bye-laws applicable at each moment, fundamentally according to their spirit and purpose, and the Board of Directors of Telefónica Móviles, S.A. shall have the power to resolve doubts as to interpretation that may arise in their application, following a report by the Auditing and Control Commission.

Article 3. Amendment

1.	These Regulations may only be amended by the Board of Directors when proposed: (i) by its Chairman; (ii) by at least five Directors; (iii) or by the Auditing and Control Commission.

2.	The proposals for amendment must be accompanied by an explanatory memorandum by the authors thereof and be reported on by the Auditing and Control Commission.

3.	The text of the proposal, the explanatory memorandum by its authors and, if appropriate, the report by the Auditing and Control Commission, must be attached to the calling of the meeting of the Board that is to deliberate upon it, and it must be expressly mentioned in the agenda.

4.	In any case, in order for the Board of Directors to validly resolve amendment of these Regulations, the favourable vote of at least the majority of the Directors attending the meeting, present or represented, shall be required.

Article 4. Diffusion

1.	The rules established in these Regulations shall be applicable to the Board of Directors, to the Executive Committee and to all the employees of Telefónica Móviles in their relations with the Accounts Auditor. The Directors and top management are obliged to know, fulfil and ensure fulfilment of these Regulations. To that end, the General Secretary of the Board shall provide all of them a copy thereof.

2.	The Board of Directors shall take the appropriate measures so these Regulations are provided ample diffusion among the shareholders and the investing public at large.

TITLE I. APPOINTMENT OF THE ACCOUNTS AUDITOR

Article 5. Appointment

The Auditing and Control Commission is to put the proposal to the Board of Directors, for it in turn to submit to the General Shareholders Meeting, concerning the appointment of the Accounts Auditor, the

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

scope of its professional mandate and, when appropriate, its revocation or extension. That power may not be delegated upon any other body of the Company.

Article 6. Term of appointment

In fulfilment of the provisions of the laws in force, the Accounts Auditor shall be hired for an initial period that may not be less than three, or greater than nine years, as of the date when the first financial year to be audited commences, and the Accounts Auditor may be renewed annually once the initial term has ended, or as appropriate, for the periods and terms determined at each moment by the laws in force.

Article 7. Rotation of the members of the team provided by the Accounts Auditor

1.	In order to ensure its independence, when five years have elapsed from the first financial year audited, the person responsible for the auditing work (lead partner), as well as the partner in charge of quality control (reviewing or concurring partner), must rotate, and a further period of five years must elapse before they are able to provide further services to Telefónica Móviles, S.A. or any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.

2.	Notwithstanding the above, all the members of the team of the Accounts Auditor must have rotated when, individually, they have provided their services for a term of seven years, and a further term of three years must elapse before these members may be included again in the team provided by the Accounts Auditor for Telefónica Móviles, S.A. or to any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.

3.	For the purposes of rotation of the preceding paragraph, it shall be understood to include the person who serves as lead partner in connection with an audit or review of a subsidiary of Telefónica Móviles whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.

Article 8. Other restrictions.

Until three years have elapsed from when the relevant members of the team of the Accounts Auditor (these being understood as the persons with the ability to influence the final results of the accounts audit, as well as those who maintain regular contact, in matters related to the accounts auditing, with the management or the Auditing and Control Commission of Telefónica Móviles), have ceased to provide their services to Telefónica Móviles:

a)	they may not become members of the governing or management bodies of Telefónica Móviles, S.A. (or of any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.) nor may be hired by Telefónica Móviles, S.A. (or by any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A);

b)	they may not have a direct financial interest in Telefónica Móviles, S.A. (or in any subsidiary of Telefónica Móviles, S.A. subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.), or an indirect one if significant to any of the parties.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

TITLE II. INCOMPATIBILITIES OF THE ACCOUNTS AUDITOR

Article 9. Independence of the Auditor

1.	The Accounts Auditors proposed by the Auditing and Control Commission must be independent in performance of their duties, and must abstain from acting when their objectivity may be compromised.

2.	To these ends, the Auditing and Control Commission must require and receive, as frequently as deemed appropriate, and at least annually, a declaration by the Accounts Auditor concerning the relations of the members of the team provided by the Accounts Auditor with Telefónica Móviles, S.A. and any subsidiary whose results constitute 20% or more of the net consolidated turnover of Telefónica Móviles, S.A.

Article 10. Report by the Auditing and Control Commission

The Auditing and Control Commission must issue a report to the Board of Directors on the standard of independence of the Accounts Auditor to the Company, prior to any proposal for appointment of a new auditor or renewal of the existing one. That report must analyse: (i) the absence of incompatibilities, as established in these Regulations and (ii) the degree of diversification of the Accounts Auditor, as established in Article 13 of these Regulations.

Article 11. Incompatibilities of the Accounts Auditor

For the purposes of Article 10 above, the Accounts Auditor shall be understood not to be independent in the performance of its duties if any of the following circumstances should arise:

a)	Holding by the relevant members of the team of the Accounts Auditor of an administrative, management, employee or internal supervisors position at Telefónica Móviles, S.A. or at any subsidiary in which Telefónica Móviles directly or indirectly holds more than 20% of the voting rights, as well as any company that, directly or indirectly, holds more than 20% of the voting rights of Telefónica Móviles, S.A.

b)	Holding by the Accounts Auditor, or by the relevant members of the team of the Accounts Auditor, of direct financial interest in Telefónica Móviles, S.A. or in any subsidiary subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A. or an indirect one if significant to any of the parties concerned.

c)	The existence of blood relationship or affinity, up to the second degree, between the relevant members of the team of the Accounts Auditor and the members of the Board of Directors and/or those responsible for the economic-financial department of Telefónica Móviles, S.A., or of any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A.

d)	Maintenance of corporate relations with Telefónica Móviles, S.A. or with any subsidiary whose assets or revenues constitute 20% or more of the consolidated assets or revenues of Telefónica Móviles, S.A., unless the relation falls within the scope of normal corporate activity and is not significant to the Accounts Auditor or person with capacity to influence the result of the audit, nor to the entity audited.

e)	Having provided any of the services described in Addendum C in the three years prior to commencement of the auditing services provided to Telefónica Móviles, S.A., or any subsidiary of

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

Telefónica Móviles, as long as the result of such services have been subject to the accounts auditing process.

To these ends, the following shall be considered subsidiaries of Telefónica Móviles, S.A.: (i) a company that directly or indirectly, through one or more intermediaries, controls it or is controlled by it, or is under the common control of Telefónica Móviles, S.A. and a third party; (ii) a company over which Telefónica Móviles, S.A. has a significant influence, except if that company is not relevant to Telefónica Móviles, S.A. and (iii) a company that has significant influence over Telefónica Móviles, S.A. except if Telefónica Móviles, S.A. is not a relevant unit to it.

f)	Any other circumstance that the Auditing and Control Commission considers may detract from the independence of the Accounts Auditor in providing its services. In that case, the Auditing and Control Commission must issue a report to justify its objection.

Article 12. Term of incompatibilities

In order to determine the level of incompatibility and independence of the Accounts Auditor according to Article 11, the period to calculate the incompatibilities shall range from the financial year in which the auditing services are being provided to three years prior to it, except in the case of section (b) of article 11, for which it shall be sufficient for that incompatibility to be resolved prior to accepting appointment as the Accounts Auditor.

Article 13. Prior verification of the diversification of the Accounts Auditor

1.	The Auditing and Control Commission shall previously verify any proposal to appoint or renew the Accounts Auditor to ensure its activity is sufficiently diversified.

2.	In all cases, it shall be presumed that any auditing firm, whose revenue from auditing services, as well as from other complementary services provided to Telefónica Móviles, S.A. and the companies in its Group exceed 10% of its revenue, does not have a sufficient degree of diversification.

TITLE III. SCOPE OF THE SERVICES OF THE ACCOUNTS AUDITOR

Article 14. Accounts Auditing Services

1.	The Auditing and Control Commission shall be the body in charge of approving and reviewing the Contract with the Auditor. In this sense, it shall ensure that this contains the legally required provisions.

2.	The Auditing Contract must include the list of auditing services that shall be provided by the Accounts Auditor. Addendum A lists the auditing services that may be provided by the Accounts Auditor within the framework of the financial statements audited for Telefónica Móviles, S.A. and its subsidiaries.

3.	In addition to these Accounts Auditing services, the Auditing Contract may consider provision by the Accounts Auditor of other services apart from auditing, all notwithstanding what is set forth in the following article.

Article 15. Prohibited services other than auditing ones

In order to avoid certain services compromising or being able to compromise the independence of the Accounts Auditor in performing its auditing work, it may not provide Telefónica Móviles, S.A. or its

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

subsidiaries the services listed in Addendum C, except under the exceptional circumstances expressly stated in that Addendum, which shall in all cases require prior approval by the Auditing and Control Commission.

Article 16. Permitted services other than auditing ones

1.	There are certain services, although not falling within the scope of actual accounts auditing, which it is more effective and reasonable for the Company to have provided by the actual Accounts Auditor, to the extent that performance of such services fundamentally requires knowledge of the annual financial statements of the Company. In order for these services, that are listed for the purposes of illustration in Addendum B, to be provided by the Accounts Auditor to the Company or its subsidiaries, in the opinion of the Auditing and Control Commission they must fulfil the following conditions:

a)	for the results of providing those services not to be subject to the auditing procedures performed by the actual Accounts Auditor of the Company;

b)	not to compromise its independence.

2.	In this sense, the Auditing and Control Commission must previously and expressly approve these services, as well as the conditions thereof, when the circumstances foreseen in the preceding paragraph arise (as well as any other service that is not expressly prohibited by the rules in force). The Auditing and Control service must also approve the remuneration the Accounts Auditor is to be paid for providing those services, as well as control the result of the services provided.

Should these services be provided to subsidiaries of the Company that do not have their own Auditing and Control Commission, then the Auditing and Control Commission of Telefónica Móviles, S.A. shall provide its prior approval. If not, it must only be informed of that hiring.

Article 17. Confidentiality of the Information

1.	The Accounts Auditor must keep its working papers and all the documentation related to the accounts auditing services in the strictest confidentiality for a period of seven years from the date of the relevant auditing report or reports on the financial year audited. That documentation shall be available to Telefónica Móviles, S.A. during that period of time, in the event of its production being formally required.

2.	The obligations set forth in this Article shall be appropriately recorded in the Auditing Contract.

TITLE IV. RELATIONS WITH THE AUDITING COMMITTEE

Article 18. Communication and control

1.	The Board of Directors shall establish, through the Auditing and Control Commission, a relationship of a stable, professional nature with the Accounts Auditor, with strict respect for its independence.

2.	The Auditing and Control Commission may require the presence of the Accounts Auditor at its scheduled meetings, in order to safeguard fulfilment of the provisions set forth in these Regulations, as well as the legal provisions in force on the matter.

3.	Moreover, it may gather information on the employees of Telefónica Móviles who are related to the Accounts Auditor, in order to ensure the degree of internal fulfilment of the provisions set forth in these Regulations.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

4.	The Auditing and Control Commission shall be the body in charge of ensuring the independence the Accounts Auditor throughout its mandate. To do so, the Accounts Auditor shall report, and the Auditing and Control Commission shall gather information, on the degree of fulfilment of the levels of independence and other requisites established in the laws in force, as well as in these Regulations.

5.	The Auditing and Control Commission shall be the body in charge of reviewing the work carried out by the Auditor, as well as to check that it is performed subject to the terms and conditions previously approved. Merely for the purposes of illustration, the duties of the Auditing and Control Commission include:

a)	to review the conclusions of the auditing;

b)	to receive information on organisation of the Accounts Auditor;

c)	to jointly review the quarterly, semester and annual financial statements and the opinion of the Accounts Auditor itself;

d)	to obtain and review, at least annually, a report from the Accounts Auditor on the internal procedures of sufficiency and control of the economic, financial and accounting information. It shall also be asked to consider the most important issues that have arisen during reviews of the quality controls previously performed by the Accounts Auditor.

Article 19. Evaluation of the System for Accounting Verification of the Accounts

1.	The Accounts Auditor must report on and issue the relevant reports and the Auditing and Control Commission collect information on the accounting procedures and systems used in the accounts auditing. Specifically, it shall obtain information on:

a)	Main accounting policies and practices it is to use to verify the annual accounts;

b)	Any procedure or system of alternative accounting verification and interpretations of the accounting principles subject to discussion with the management of Telefónica Móviles, S.A., including the consequences of their use, as well as the option preferred by the Accounts Auditor;

c)	Any written communication there may have been between the Accounts Auditor and the Board of Directors of Telefónica Móviles, S.A.

2.	Moreover, the Auditing and Control Commission must collect as much information as necessary and considered appropriate in the event of objections being raised in the Auditors’ Report. The Board of Directors shall aim to prepare the accounts in such a way as to ensure no objections are raised by the Auditor. However, when the Board of Directors considers it must maintain its criteria, it shall explain the content and extent of the discrepancies.

TITLE V. REMUNERATION OF THE ACCOUNTS AUDITOR

Article 20. Proposal for remuneration of the Accounts Auditor

Approval of the remuneration of the Accounts Auditor is assigned to the Auditing and Control Commission, following a report by the Financial Management of Telefónica Móviles, S.A.

Article	21. Publicity of the Remuneration

On a yearly basis, the Board of Directors shall publish the remuneration paid to the Accounts Auditor during the last two financial years. That information shall be broken down and must include the remuneration received for

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

the auditing services, services related to the auditing, as well as the remuneration that may have been received for provision of services other than Auditing, with a separate breakdown of that for tax advice services.

FINAL PROVISION

Notwithstanding what is set forth in these Regulations, the Board of Directors shall ensure fulfilment of the laws in force at all times in the countries in which Telefónica Móviles has a stock market listing related to the matters concerned herein.

Moreover, these Regulations must be interpreted, applied and amended according to the legal provisions in force and applicable from time to time.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

INDEX OF ADDENDA

SERVICES PROVIDED BY THE ACCOUNTS AUDITOR TO TELEFÓNICA MÓVILES, S.A.

ADDENDUM A:    AUDITING SERVICES

ADDENDUM B:    RENDERING SERVICES OTHER THAN AUDITING

B.1.    Services related to auditing that do not condition the independence of the auditor

B.2.    Tax services

ADDENDUM C:    PROHIBITED SERVICES

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

ADDENDUM A

AUDITING SERVICES

Auditing Services shall be understood, for the purposes of these Regulations, and specifically of Article 14 thereof, as the following services:

•	Audit Report on the Individual Annual Accounts and, if appropriate, the consolidated ones, according to the requisites of the legal provisions in force.

•	Report on the information and internal control system (as required by Spanish legal provisions).

•	Report on tax, legal and statutory contingencies.

•	Translations of the Annual Accounts.

•	Quarterly Audits.

•	Limited reviews of financial statements or specific items thereof.

•	Review and homogenisation of the closing criteria of certain companies outside Spain, in relation both to the Spanish criteria and to US GAAP or other accounting principles if and when necessary.

•	Queries on the accounting impact of acquisition and sale operations when such services are provided within the audit of the Annual Accounts.

•	Tax services required to perform accounting of the Annual Accounts.

•	Queries in matters of accounting and financial reporting, within the framework of the audit.

•	Review of fulfilment of the business plans approved by the Board of Directors, within the auditing framework of the Annual Accounts.

•	Attendance and review of the adaptation of the financial statements to the US-GAAP accounting principles, or the accounting principles of any other country, as required by legislation for submission to the stock market regulatory bodies. Auditing of these financial statements.

•	Assistance and review services for documentation to be submitted to the CNMV (Spanish SEC) (Continued Prospectus, etc.).

•	Work to record financial information at foreign stock exchanges or regulatory bodies, including review of the informative prospectuses, and of other documents to be presented to those institutions or bodies (SEC, etc)

•	“Comfort letters” or Certificates, consisting of updating the auditing work that may be required within the framework of specific financial operations.

•	Auditing or review of the financial statements that may be required for reasons other than those stated above (cases of merger operations, etc.).

•	Attending meetings of the Auditing and Control Commission.

•	Work the auditors are commissioned by the Auditing and Control Commission in relation to the auditing tasks.

•	In general, any other service required to perform auditing of the Annual Accounts.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

ADDENDUM B

SERVICES OTHER THAN THE AUDITING ONES

B.1.    Services related to the auditing that do not condition the independence of the auditor

The Auditing and Control Commission may authorise the Accounts Auditor to provide the following services, as long as, in the opinion of the Auditing and Control Commission, they do not compromise its independence:

•	Quality auditing due to statutory obligations.

•	Cost auditing due to statutory obligations.

•	Computer auditing, review of control and security of computing environments.

•	Special reports for the Regulator.

•	Special reports required by the corporate laws, such as, for example: special report on capital increases drawn on reserves under Article 157 of the TRLSA (Consolidated Text of the Public Limited Companies Act), special report on capital increase to compensate credits under Article 156 of the TRLSA, etc.

•	Evaluation and review of internal control. Review by the Accounts Auditor of internal controls over those financial information and control systems, as well as issuing recommendations to the management team of Telefónica Móviles on those systems.

•	Consultation on matters of financial accounting and reporting outside the framework of the Annual Accounts audit.

•	Study, analysis and advice on accounting principles (IAS, US-GAAP, etc).

•	Assistance in relation to the implementation of new accounting principles.

•	Advice on preparation of accounting criteria and procedures manuals.

B.2.    Tax services

Just as in the preceding case, a series of tax related services are identified that are effective and reasonable for the Company to have provided by the actual Accounts Auditor. In any case, the tax advice services shall be subject to the regime of prior approval of 16.2, and the remuneration received by the Accounts Auditor for these services must be broken down independently:

•	Tax Planning.

•	Tax compliance advisory services.

•	Tax advice.

•	Tax Returns validated or signed by an Accounts Auditor and preparation of tax reimbursement forms that must be validated by an Accounts Auditor.

•	Studies of transfer prices when participation by an independent expert is required.

•	Tax reviews.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

ADDENDUM C

PROHIBITED SERVICES AND EXCEPTIONS THERETO

In order to avoid certain services compromising, or being able to compromise the independence of the Accounts Auditor in performance of its auditing services, it may not provide Telefónica Móviles, S.A. or any of its subsidiaries the services related to this Addendum, apart from the exceptions foreseen in this Addendum.

a)	To perform duties of bookkeeping and/or preparation of accounting documents or financial statements. In any case, the Accounts Auditor may not (i) maintain or prepare accounting records, (ii) prepare financial statements that are recorded before the stock market regulatory bodies, (iii) prepare and/or collaborate in the preparation of annual accounts.

The Auditing and Control Commission may authorise the Accounts Auditor to provide these services as long as, in the judgement of the Auditing and Control Commission, the results of providing those services shall not be subject to the auditing procedures performed by the actual Accounts Auditor to the Company.

b)	Financial information systems design and implementation used to generate the data forming the financial statements of that customer, unless the following conditions are fulfilled:

1.	that the Company assumes responsibility for the overall system of internal control or the service is provided following the specifications set by the company, which must also undertake the responsibility for design, execution, evaluation and operation of the system.

2.	that, in the opinion of the Auditing and Control Commission, the results of providing those services shall not be subject to auditing procedures performed by the actual Accounts Auditor to the Company.

c)	Appraisal or valuations services leading to evaluation of significant sums in the financial statements of that customer, whenever the evaluation work involves a significant degree of subjectivity. The appraisal services shall include evaluation of assets (tangible and intangible), of liabilities, as well as issue of expert reports on any kind of transaction to be carried out by the Company.

The Auditing and Control Commission may authorise the Accounts Auditor to provide these services, as long as in the opinion of the Auditing and Control Commission, the results of providing those services are not due to be the object of auditing procedures provided by the actual accounts auditor to the Company.

d)	Providing actuarial services in order to determine or evaluate the amounts to be recorded in the financial statements of the Company.

The Auditing and Control Commission may authorise the Accounts Auditor to provide these services, as long as in the opinion of the Auditing and Control Commission the results of providing those services are not going to be subject to auditing procedures performed by the actual Accounts Auditor to the Company.

e)	Providing internal auditing services, except if the Board of Directors of the Company is ultimately responsible for the overall system of internal control, for determining the scope, risk and frequency of the internal auditing procedures, for consideration and execution of the results and recommendations provided by the internal auditing.

REGULATIONS ON RELATIONS WITH EXTERNAL AUDITING

This prohibition excludes support services (and never substitutive ones) for the internal auditing in matters of organisation, methodology, improvement of the internal control system and working methods.

f)	Providing legal services simultaneously to the Company, if they have audited the Company in the previous three years, except if those services are provided by different corporations, with different Governing Bodies.

g)	Participation in hiring or management of hiring top management or key personnel for the Company, or in issue of appraisals to hire these.

h)	Providing broker dealer services, merchant banking services or consultancy on stock market related matters.

i)	Management functions, whether temporary or indefinite, that involve the ability to influence decision making by the Company.

j)	Legal services in cases in which these must be provided by registered personnel qualified in the jurisdiction where the services are provided, or in cases involving some kind of evaluation of statutory or procedural matters, or those related to litigation in which the Company may be involved.

k)	Tax advice services. This prohibition is with the exception of provision by the Accounts Auditor of tax advisory services, as long as the result of these services, in the opinion of the Auditing and Control Commission, does not detract from its independence. In any case, the tax advice services shall be subject to the regime of prior approval of Article 16.2, and the remuneration received by the Accounts Auditor for these services must be broken down independently.

*****